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— MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, thank you for standing by and welcome to the Q4 ‘11 Earnings Release. [Operator Instructions] And as a reminder this conference is being recorded. I’ll now turn the conference over to your host, Joe Reinhart. Please go ahead, sir.

Joe Reinhart, Director of Investor Relations and Business Development

Thank you very much, Cathy. Good afternoon, everyone. Welcome to Mentor Graphic’s Fiscal Fourth Quarter 2011 Conference Call. I’m Joe Reinhart, Director of Investor Relations and Corporate Development for Mentor.

This afternoon Walden Rhines, CEO and Chairman, who will open with the discussion of our key trends – key trends in our business; Greg Hinckley, our President will then provide operational and financial highlights along with guidance. Wally and Greg will then take your questions.

As a reminder this conference call contains forward-looking statements. While these statements reflect our best current judgment they are subject to risk and uncertainties that could cause actual results to vary. In addition to the factors noted later, these risk factors can be found in our most recent 10-K, 10-Q, annual report. For a reconciliation of GAAP to non-GAAP measures used in this presentation please refer to today’s financial release. This information is available online at the Mentor Web site.

Also, earlier this month, Mentor received director nominations from Icahn Capital and Casablanca Capital. The board’s nominating and corporate governance committee, comprised of independent directors will review and consider the individuals proposed, to determine whether they would improve the composition of our board. We’ve also received an unsolicited conditional offer to acquire the company from Icahn Capital. The company’s Board of Directors will review the Icahn Capital conditional offer and make a recommendation to shareholders in due course.

Mentor Graphic shareholders are advised to take no action at this time, pending the review of the conditional offer by the Mentor Graphics board. With that said, the purpose of this call is to discuss our financial – fiscal fourth quarter and full year results and outlook. We will not be making comments regarding Icahn Capital, Casablanca Capital or their activities. Wally?

Walden C. Rhines, Chairman and Chief Executive Officer

Thanks, Joe. Well Mentor’s Q4 ‘11 and fiscal year set all-time records in almost every category. Bookings in the fourth quarter grew 45% and for the year, 30%. Revenue grew 30% in the fourth quarter and 14% for the year, the fastest growth rate of the big three EA companies.

Established customers continue to purchase more Mentor products than ever with growth in the annualized run rate of our 10 largest contract renewals at 30%. Non-GAAP earnings per share for the year increased 49% after a 135% increase the previous year. In Mentor’s position as the second largest provider of EDA software and support as reported by Gary Smith EDA, continued this year and likely improved.

While the past year has shown very broad strength in bookings, revenue, cost control and earnings, it’s just one step in the continuing payback for the Mentor strategy of the last decade that’s fundamentally different from other major EDA companies. What’s the difference and why does it allow us to continue to grow revenue without proportional increases in operating expense? The strategy has been based upon focused investment in the areas of EDA where Mentor has a number one or near number one market share. In addition to growing existing strengths, it’s mandated early investment in new emerging areas of need, like design for manufacturing, electronic system level design and embedded software. [inaudible] totally new applications of EDA in new markets, like automotive and aerospace.

Another strategy of investing heavily in the businesses where we have number one market share has caused us to prioritize investments in system design including new applications in transportation industries, which now comprises more than a third of Mentor’s revenue. Through most of last decade we invested in the Systems businesses at a higher rate than our overall corporate R&D spending. Today the Printed Circuit Board business generates operating profit with nearly twice the level of the overall company.

Bookings for total integrated system design grew 85% in the fourth quarter and 40% for the year. The Transportation part of our new and emerging segment was an area of significant investment throughout the last decade, both in R&D and in the development of a whole new distribution channel. Bookings for our cabling and wire harness products grew 110% this past quarter and 95% for the total year in this profitable business.

Throughout this decade, Mentor’s market share of the Systems business has grown, hitting 45% in fiscal 2010 and continuing the growth momentum this past year. Customers for system design software are also experiencing strong growth in their businesses. Contract assemblers grew 33% in calendar 2010 and are continuing to grow at a faster and more stable rate than the semiconductor industry, as evidenced by both the growing popularity of consumer electronics products like tablet computers and smart cell phones, and by a strong recovery in the automotive industry.

Mentor’s System Design business strength has also been an important factor in making Mentor number one among EDA companies in the important, fast growing China market where Mentor has 45% share of EDA revenue according to the EDAC market statistics. Mentor’s substantial internal investment in emerging design technologies has also had an increasing impact as these new technologies become necessary for leading edge design. The chip design world has hit a discontinuity in verification that has become increasingly evident.

The companies designing large chips at 45 nanometers and below can no longer perform full chip verification without hardware acceleration or emulation. This has caused a dramatic increase in emulation revenue throughout the industry which shows every sign continuing in the coming year and accelerating far into the future. After significant investments for more than a decade Mentor’s hardware acceleration booking more than doubled this past year.

At the same time, total industry growth and emulation has been so rapid that the major companies are scheduling new orders into the second quarter of calendar 2011. And while full chip verification at the leading edge has transitioned to hardware acceleration, even the major blocks that make up the design are straining the limits of simulation technology.

For that reason adoption of advanced verification techniques like formal methods and intelligent test benches has accelerated, nearly doubling over the last three years the percentage of designers using these technologies, which is evident in Mentor’s Scalable Verification segment with 100% year-to-year growth in bookings in the fourth quarter and 65% growth for the year. And it’s not just the design verification of chips that’s setting the limits, but also the ability to test them. Mentor’s number position in design for tests drove soaring demand that grew bookings 55% this year after a 100% growth last year.

The other important element of Mentor’s focus, on number one market share positions, has been our application of EDA to totally new markets. I’ve already talked about the success what Mentor’s achieved from our long period of investment in the application of EDA to the transportation industry.

Mentor was also the first major EDA company to invest in the product development in distribution channel needed to support the increasing share of embedded software in most chip and system level products. Typical chip design teams today are dominated by embedded software developers and yet Mentor is the only major EDA company with a significant capability for this part of the design problem.

More than 40% of the cell phones sold in the world today contain Mentor’s Nucleus real-time operating. The microprocessor companies like Freescale and NetLogic recommend Mentor embedded software development tools for designers that use their microprocessors.

Developers of system products like automobiles take advantage of Mentor’s unique Android and open-source Linux development capabilities. And Mentor’s hardware, software verification products like Codelink and Vista continue to accelerate our growth.

Industry leading growth this year is a part of Mentor’s story, but the real story comes in the years ahead as system-oriented design methodologies permeate the design of chips, boards and bigger systems. New applications like automotive and aerospace design will continue to grow rapidly with very little EDA competition. In emerging countries like China we’ll continue to outstrip global growth rates of EDA adoption.

Now that the investment has been made, the products developed and the new distribution channels built, our investors won’t have to wait to see the returns on their prior investment. This past fiscal year is just the beginning and the momentum into the present fiscal year is already evident. Greg?

Gregory K. Hinckley, President

Thanks, Wally. I’ve said in the past that all fourth quarters are special, but that said, this one was really, really special. Let’s start with the numbers.

Bookings were up 45% for the quarter and 30% for the year. Book-to-bill was significantly than 1.0. Revenue was $307.3 million, up 30% from last year and 5% ahead of guidance. EPS non-GAAP was $0.48 for the quarter and $0.70 for the year, ahead of guidance by $0.02 and $0.03 respectively. Non-GAAP operating income was 23% of revenue for the quarter and 12% for the year.

In fiscal year ‘10, non-GAAP operating income was 8.7% of revenues, in fiscal year ‘09 3.8% of revenues. Cash flow from operations was $75 million for the quarter and $82 million for the year. All the leading metrics that Wally and I used to track the business are exceedingly healthy.

New customers, excluding PADS, were up 7% in number and more than doubled in value. Bookings from our marketing program for venture-backed electronics companies were up 25% in value for the entire year compared to fiscal year 2010 and the fourth quarter alone reached the highest level in the past 2.5 years. Consulting bookings were up 60%, while training more than tripled. Both bookings were by far all time records. Support reinstatements were up 70%, with Japan tripling, leading the way, while declines again dropped down 15%.

Parenthetically, momentum is carrying into the first quarter. As we see our PADS distribution bookings quarter-to-date double the average of our prior four quarters and our HyperLynx distribution PCB analysis bookings more than tripling.

Cost control remains an intense focus. Over the past three years, we have reduced our non-GAAP G&A ex cost as a percentage of revenues by about one-half of 1% of revenues per year and our sales and marketing expense by between 2% and 3% of revenues per year. On a GAAP basis, our SG&A expense, as a percentage of revenues, compares unfavorably by approximately two percentage points to a universe of about 20 software companies with revenues between $750 million and $4.5 billion and to the entire EDA industry by about 4% of revenues. We have aggressive, I repeat, aggressive, plans to make up about 50% of the difference with our EDA peers by the end of this fiscal year and we are committed to making further progress in fiscal year 2013 and 2014.

Likewise, if we can outpace our revenue guidance by merely 2% we will have the same affect on profits and reducing SG&A by a similar percentage of revenues. Both ways, we are confident of delivering value to our shareholders. Now for more detail.

Bookings were up 45% from the fourth quarter last year. Services, a historically sensitive barometer to the health of our customers saw bookings doubling from Q4 fiscal year 10, which in turn, was up 45% from the previous fourth quarter. All product categories with the exception of our peer IC category showed remarkable growth. Integrated system design was up 85% for the quarter and 40% for the year. Strength was across all products including simulation analysis, Layout, capture and FPGA synthesis.

Seven of our top 10 accounts for the quarter and four of our top ‘10 accounts for the year were system accounts. Average annual contract payments for the seven systems companies in the fourth quarter grew a very respectable 30%.

Scalable verification was up 100% for the quarter and 65% for the year with simulation due to a series of competitive replacements, Cypress Semiconductor for example, up 75% from the quarter and 45% for the year. Emulation, obviously a highlight this year, more than quadrupled bookings for the quarter and more than doubled for the year. Looking forward, we like what we see in our emulation benchmarks and evaluations.

Analogue Simulation was also strong. New and Emerging was up 20% for the quarter and 45% for the year. Within New and Emerging, we include our embedded software, automotive, electronic system levels and design for test products.

Embedded continues to benefit from the acquisition of Wind River by Intel. Bookings more than doubled in the quarter, as we concluded an agreement for an android-base infotainment system for a major European automotive manufacturer, and signed an important OEM contract with Freescale for our Inflexion product, an advanced 3D graphics and user interface designer.

Transportation continues strong, up 50% for the quarter and 60% for the year. Notable customers included Lear, Ford, Shanghai Automotive, and a Japanese company, Mitsubishi Fuso.

Test was down 20% for the quarter, but up 60% for the year. LogicVision, now a part of the Test product line, has been a wonderful success for us. Mentor purchased the product line in calendar 2009 for about $10 million net of cash. In its last year as an independent company, LogicVision reported about $10 million in revenues. Revenues this year were almost $30 million. Bookings for our Electronic System Level product more than doubled.

Lastly, Design-to-Silicon was flat for the quarter, and down 5% for the year, with quarterly strength in Calibre offset by weakness in other product lines.

All regions showed growth for both the quarter and the year, lead by North America, up 80% for the quarter and 30% for the year. Europe was up 35% and 30% respectively. Pac Rim was up 25% and 45%. Japan 10% and 5%. Bookings were 80% term-based, 15% perpetual and 5% subscription compared to 80%, 10% and 10% last year.

Top 10 deals in the quarter made up 60% of total bookings, with 3.5 years in length, reflecting the concentration this quarter of Mill Arrow accounts. Q4 2006 showed an identical booking term, as most of these Mill Arrow contracts were last booked in that quarter. Mentor, has a practice of limiting contract lives to three years for semi-conductor companies and four years for Mill Arrow companies. The average annual fees grew to 30% for the top ten transactions.

Quarterly revenue was up 30% to $307 million, an all-time record. Revenue mix by geography was 50% North America, 25% Europe, 15% Japan and 10% Pac Rim. Currency favorably affected Q4 revenue by about $3 million. Acquisitions completed in the year, Valor, Pyxis, CodeSourcery, Zeeland, and DVS contribute less than 2% of total hand deals and about 2% of quarterly revenue, because of purchase accounting effects.

For the entire year, revenue was up 14% with product up 17% and services and support up 9%. Non-GAAP gross margin was 88.1%, consistent with guidance, but down 0.5% from last year as a result of higher emulation and service revenue. The fourth quarter non-GAAP operating expense was up $30 million from last year. Acquisitions contributed about $10 million of that expense and expenses associated with $100 million increase in revenue accounted for the remainder.

Q4 non-GAAP operating expense was also $9 million ahead of guidance, again due in part to exceeding plan and incentive compensation. Currency was favorable to expense by about $2 million. Our annual 123-R expense, that having to do with stock options and employee stock purchase plans, dropped by 15% from last year.

As we’ve mentioned several times, we are focused on expense reduction in the operation of our business. For example, we have recently negotiated a 10% in our annual worldwide data voice spend. In fiscal year 2012, we are on track to reduce outside IT services by 35%. In our continued policy of coach only travel for all employees, including executives and in particular, all executives, reduces annual spend on air travel by $4 million.

Quarter end head count was 4,701, up 275 from last year and all due to acquisitions. Other income and expense in debt was an expense non-GAAP of $4.4 million, up $1.4 million from last year. The change reflected increased interest expense, resulting from our purchase of our Fremont, California facility and minor affects of movement of foreign currencies. Special charges of $2.2 million resulted from cost-cutting initiatives.

Cash flow from operations was a $75 million source in the quarter, with the acquisition of CodeSourcery, the completion of the Fremont facility and the receipt of funds from the employee stock purchase plan, cash and equivalents essentially doubled in the quarter to $133 million. In the quarter we factored $13 million worth of receivables. Trade receivables, trade accounts receivable were $154 million, up $50 million sequentially. Short term unbilled receivables were $193 million, down $4 million sequentially. Net of reserves, Mentor has no receivables more than 60 days past due.

Trade DSOs were 45 days, up six days from last quarter and up three days since last year. Total DSO were 102 days, down 11 days from last quarter, and down eight days from last year. Capital expenditures were $10 million for the fourth quarter, compared with $18 million in the third quarter and $28 million in last year’s fourth quarter.

Much of the capital expenditures from the third quarter and last year were due to payments related to opening our new Fremont facility, which will save us $4 million in facilities expense this year. Depreciation and amortization was $8 million for the fourth quarter, same as the third quarter and last year’s fourth quarter.

Now on to guidance. Fiscal year 2011 as we have said today was a tremendous year, rewarding for our shareholders, our employees and our customers. Many of the initiatives that we began in earnest over the last 5 to 10 years, including emulation, embedded software, transportation electronics and systems design for manufacturing, have matured and are combining to accelerate our growth and leverage our profitability. Two years ago in the midst of the recession we were pleased to remain profitable, with non-GAAP operating profit of 3.8% of revenue. Last year we more than doubled that rate of profitability to 8.7% of revenue. This year we took another step to 12%.

Momentum. Momentum is strong in our business. All of the metrics that we have told our shareholders, our leading indicators, are more favorable than either Wally or I have ever experienced at Mentor. Bookings in the first few weeks of the first quarter of 2012 support a optimistic outlook. Quarter-to-date base business transactions are running 12.5% greater in number than the same period last year.

Our PADS and Cabling business are well up. Well with that as background for the entire fiscal year 2012 we’re forecasting revenue up approximately 9% to $1 billion and non-GAAP EPS up 43% to $1 per share. With these results Mentor will drop down about 50% of incremental revenue to operating income and will report non-GAAP operating income at about 15% of revenue.

Excluding the affect of acquisitions and revenue recognition model changes for our peers we believe that Mentor will be the fastest growing EDA company in calendar year 2011 just as we were in calendar year 2010. For the first quarter we are forecasting revenue of about $225 million up 25% from last year, a non-GAAP EPS of approximately $0.15 per share, well ahead of our $0.02 loss last year. Incremental operating income fall through will be in excess of 50% and operating income will touch 11% of revenue, a record in our traditionally seasonally weak first quarter. Wally?

Walden C. Rhines, Chairman and Chief Executive Officer

Thanks, Greg. Mentor Graphics Board and Management team are focused on delivering shareholder value. As of the close on Friday, February 18th, before Icahn Capital’s conditional offer, the company share price had grown 70% over the last year and improved on more than 90% during the prior-year period for a two-year growth of over 200%. These results represent significant outperformance versus our peer group, technical indices in the market.

Mentor’s strength in the fastest growing areas of EDA including new applications of EDA make possible the 9% organic growth in revenues and the more than 40% gain in non-GAAP earning per share. This momentum is driven by the investment we made over the last decade; an investment that provides a basis for continued momentum far into the future. Joe?

Joe Reinhart, Director of Investor Relations and Business Development

Thank you, Wally. I’d like to remind everyone that the purpose of this call is to discuss our fiscal fourth quarter and full-year results, as well as the outlook that Greg just provided, and we will not be making comments regarding Icahn Capital, Casablanca or their activities. Cathy, if you could open the call up to questions please?

— QUESTION AND ANSWER SECTION

Operator: Certainly. [Operator Instructions] Our first question comes from Tom Diffely with DA Davidson.

<Q – Tom Diffely>: Yeah. Good afternoon. A lot of really good numbers here. I was wondering if you could just talk about your views of the industry at this point, and if you think of the few quarters you can have a little more positive on the overall long-term growth drivers.

<A – Walden C. Rhines>: I missed the last part. Near the – well anyway, let me just tell you, for the industry – certainly the industry is turning up. And you would expect that because typically EDA strengthens about a year after a semiconductor recovery as they bring out their – as semiconductor companies bring their R&D in line with percents of revenue that they feel comfortable with.

There have been other effects here in addition to the recovery of semiconductors. As I highlighted earlier, the systems companies are particularly strong. Assemblers show that, but the end markets themselves, particularly consumer electronics and transportation have been particularly strong, and I would expect that to reflect more broadly than just Mentor, but Mentor is key in this because of our high percentage of our business that comes from system design.

And lastly I’d note the dramatic increase in the average annual run rate on contract renewals, which was 30% this last quarter, but has averaged over 25% for the year, with numbers at 45% in second quarter, suggests that people are just using a lot more software than they have in the past and they’re willing to make commitments for it.

<Q – Tom Diffely>: Great. So if you look at the $1 billion guidance you gave, the 9% growth, how much of that do you consider organic versus…?

<A – Gregory K. Hinckley>: Hello, Tom. Greg Hinckley. In our case, we would view it as all organic.

<Q – Tom Diffely>: Okay. All right. If you look at the – how do you think it splits off from a market share gains, point of view from just your point of view?

<A – Walden C. Rhines>: Sorry, the market share gain during the current year is very likely because we grew quite a bit faster than the other major companies. For next year, hard to say the net growth rates of the big three are all within a point or two of each other, and a lot will depend on whether we see a recovery in the smaller companies in EDA, and we’ll just have to see how that goes.

<Q – Tom Diffely>: Great. Thank you.

Operator: Your next question comes from Paul Thomas with Bank of America.

<Q – Paul Thomas>: Good afternoon. Thanks for taking my question. Maybe first on the 15% operating margin guidance, Greg, you highlighted a few activities you guys are taking to reduce expense a little bit. I just wanted to confirm that there’s no head count reduction based in there? You guys are going to get there based on non-head count related reductions?

<A – Gregory K. Hinckley>: Tom (sic) [Paul], we’ve been tight on head count for years now. This last year, despite the fact that our business grew by 14%, net of that and acquisitions only added 2% to our revenue, our head count was flat net of acquisitions. So we’re careful, have been for years, we’ll continue to be careful. Sorry, it is Paul.

<Q – Paul Thomas>: Okay. Then on the full year guidance too, last quarter you commented that it looked like kind of a level-loaded year, but your Q1 is guiding pretty strong. Should we still be thinking kind of flattish through the year as second half is bigger than first half or how does that look?

<A – Gregory K. Hinckley>: Second half is always bigger than first half, but what we think is we’re more, we’re trying to be more linear so that we can accommodate Rich Valero’s request. So I would guess that this next year the split will be more like 45%-55%, which is as I said more linear than we’ve past had. And clearly we’re starting off the year very well.

<Q – Paul Thomas>: Okay. Thanks a lot, guys.

Operator: Thank you. We’ll go next to Rich Valera, with Needham & Company.

<Q – Rich Valera>: Thank you and I appreciate you accommodating my request for more linearity.

Just wanted to ask a couple questions, first about emulation, Wally. I kind of missed some of your comments in your opening remarks when you were talking about why you think emulation is on a sustainable growth path. As you know it’s historically been a very cyclically sensitive item, and it sort of goes up during the up cycles and goes down to almost zero during the down cycles. What makes you think it’s different this time?

<A – Walden C. Rhines>: So, there is a real difference that popped up that I think was even surprising to us, and that was that somewhere in the 40-nanometer range we got to the point where people could no longer reasonably simulate a full chip verification. They could do the blocks with simulation, but they had to go to emulation for the full chip.

Some companies are trying to go ahead and go without full chip. Most of them that do complex designs have adopted some portion of emulation and this became particularly interesting when we got our first order of an emulator from a system company that does FPGA applications and their FPGAs had passed 20 million gates and they decided they just couldn’t debug the design and without any impressionable sales effort on our part they concluded they needed an emulator. So that’s sort of a one other anecdotal input that supports the fact that emulation has just become a necessary part of the flow and I think you heard this from at least one other major competitor that the orders are now being backlogged out into the second quarter.

<Q – Rich Valera>: Yes. That’s right. Thank you for that color. And, Greg, I missed the Design-to-Silicon bookings number for the quarter. What was that again?

<A – Gregory K. Hinckley>: Design-to-Silicon was if I remember right flat for the quarter and down 5% for the year.

<Q – Rich Valera>: And what do you think is going on there? I think it sounded like Calibre was actually pretty solid for the quarter, but obviously something else wasn’t. I mean is this a business that you expect significant growth out of next year? What’s your thoughts on sort of the overall Design-to-Silicon outlook?

<A – Gregory K. Hinckley>: Well I mean there’s a variety of answers. I just, you know, there are some times that I think in some parts of Design-to-Silicon we had an unusually strong year last year. It’s also I think that the pure IC silicon business is really competitive. It’s intensely competitive and we’re benefiting in other parts of the business. It’s we just don’t see as much pressure but Wally?

<A – Walden C. Rhines>: Well, no, I just note that Calibre was strong as you noted. Most of the weakness was on the Place and Route side, which is fairly lumpy, bounces along based on major orders and so I wouldn’t view it as a trend.

<Q – Rich Valera>: Okay. Is it fair to say you do expect some growth out of that business next year or this year?

<A – Walden C. Rhines>: Oh absolutely, absolutely.

<Q – Rich Valera>: Fair enough. And just on the quarter itself you had some pretty significant revenue upside and it would seem that you dropped significantly less than 50% of that into operating income. Was there anything going on there in the quarter?

<A – Gregory K. Hinckley>: Our incentive pay accruals are in that case theyt are not linear. So we start off with more uncertainty and as the year progresses we become more and more certain with our results. So for better or for worse our incentive pay like most of the purchase funds within the industry is more back-end loaded.

<Q – Rich Valera>: Was it fair to say they were accelerators and sales guy hit their quotas and got some accelerators that kicked in?

<A – Gregory K. Hinckley>: They’re not [inaudible].

<Q – Rich Valera>: Yeah. Okay. Well that’s good. All right, thanks for taking my question, gentlemen.

Operator: Next we have Saket Kalia with JPMorgan.

<Q – Saket Kalia>: Hi, guys. Thanks for taking my questions. So first off, what drove the growth in PCB this quarter? I think it was up about 50% plus sequentially. Was that mostly the Arrow military contracts you mentioned?

<A – Walden C. Rhines>: Everything that we did that was associated with systems performed really strongly, Saket. So we had a bunch of accounts that were system related. A lot of them were Mill Arrow. The renewals were up very strongly and fundamentally we are having – taking advantage of product introductions that we’ve made over the last several years. Our Expedition Layout, our Concurrent Place and Route, inch and Xtreme, our analysis and simulation tools, HyperLynx. We have an offering that is just very, very compelling and we’re beginning to see the results on the marketplace.

<Q – Saket Kalia>: Got it. That’s great. You’d mentioned renewals. Just kind of qualitatively, to what extent did you see any customers come back and renew earlier than expiration this quarter?

<A – Walden C. Rhines>: I can assure you that we can – we took no revenue in the quarter from any early renewals.

<Q – Saket Kalia>: Got it. And then I guess just jumping back to PCB. Very helpful calling the press release on that segment’s profitability. Even qualitatively, how do you view profitability of your other segments like Design-to-Silicon and Scalable Verification?

<A – Walden C. Rhines>: We are not prepared to discuss that.

<Q – Saket Kalia>: Worth a shot. Last question from my side. As you look at the individual segments in fiscal ‘12, which ones of those are going to be growing faster than the others? And that’s it for me. Thanks.

<A – Walden C. Rhines>: We’re not prepared to discuss that either, Saket, but we’ll provide more detail as we complete our budgeting for fiscal year ‘12.

<Q – Saket Kalia>: No problem. Thanks.

Operator: Thank you, and gentlemen, we have no further questions. Please go ahead with any closing remarks.

Joe Reinhart, Director of Investor Relations and Business Development

Sure. Thank you, Cathy. Ladies and gentlemen, thank you very much for joining us this afternoon. For follow-up telephone calls, both Greg and I are available. The best way to contact us is by calling Monte Koller at 503-685-1462 and she’ll be able to make sure that either Greg or myself will get back to you in a timely fashion. And operator if you could please provide our listeners the replay instructions.

Operator: Certainly. Ladies and gentlemen, this conference will be available for replay after 4PM today through midnight March 3rd. You may access the AT&T Executive Playback Center at any time by dialing 1-800-475-6701 and entering the access code 192453. International callers dial 320-365-3844 using the same access code 192453.

That does conclude our conference for today. Thank you for your participation and using AT&T Executive Teleconference. You may now disconnect.

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